Exhibit 99.1

Ellington Residential Mortgage REIT Reports Second Quarter 2015 Results
OLD GREENWICH, Connecticut—August 4, 2015
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended June 30, 2015.
Summary of Financial Results

•	Net income for the quarter was $0.2 million, or $0.02 per share, as compared to $3.7 million or $0.40 per share in the first quarter of 2015.

•	Core Earnings[1] for the quarter was $5.2 million, or $0.57 per share, as compared to $6.0 million, or $0.66 per share, in the first quarter of 2015.

•	Book value decreased 3.0% to $17.18 per share as of June 30, 2015 from $17.71 per share as of March 31, 2015, after giving effect to a second quarter dividend of $0.55 per share.

•	Net interest margin was 1.83%, as compared to 2.21% for the first quarter of 2015.

•	Weighted average prepayment speed for the Agency RMBS portfolio was 7.4% CPR for the quarter, as compared to 6.3% in the first quarter of 2015

•	Dividend yield of 15.8% based on August 3, 2015 closing stock price of $13.93.

•	Debt-to-equity ratio was 8.0:1 as of June 30, 2015, as compared to 7.5:1 as of March 31, 2015.
Second Quarter 2015 Results
"For the quarter ended June 30, 2015, on a fully mark-to-market basis, we generated net income of $0.02 per share and our Core Earnings was $0.57 per share," said Laurence Penn, Chief Executive Officer and President. "Despite challenging market conditions, including sharp interest rate increases and significant spread widening in Agency RMBS, we were still able to generate positive earnings for the quarter.
"It has always been one of our fundamental objectives to hedge aggressively against the risk of rising interest rates, and this significantly helped our results for the quarter. With Agency RMBS spreads having widened in the second quarter, we kept most of our hedges in interest rate swaps as opposed to TBA short positions, and this contributed to the compression in our Core Earnings. On the asset side, we believe that specified pools have become more attractively priced as a result of the recent cheapening in pay-ups, and after reducing our exposure earlier in the second quarter, we re-established our exposures to pay-ups at what we think are extremely attractive entry points."
As of June 30, 2015, our mortgage-backed securities portfolio consisted of $1.200 billion of fixed rate Agency "specified pools," $41.0 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $56.2 million of Agency reverse mortgage pools, $7.1 million of Agency interest only securities, or "Agency IOs," and $30.3 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. During the quarter, we modestly increased our holdings of reverse mortgage pools and Agency IOs while we modestly decreased our holdings of fixed rate pass throughs. Overall, the size of our RMBS portfolio declined slightly to $1.33 billion as of June 30, 2015 from $1.39 billion as of March 31, 2015. In addition, separate and apart from the short TBA portfolio that we held for hedging purposes, we held $41.5 million in notional amount of long TBA positions for investment purposes at June 30, 2015, down from $92.9 million at March 31, 2015. For financial reporting purposes, TBAs are considered derivative instruments.
The second quarter was marked by significant volatility. The 10-year U.S. Treasury yield began the second quarter at 1.92%, and while it initially dipped lower in the early part of the quarter, its overall trend during the quarter was decidedly higher, as it and ended the quarter at 2.35%. In addition, the yield curve steepened, as the 2-year U.S. Treasury yield increased only 0.09%, to 0.64%. The average rate for a fixed rate 30-year conventional mortgage also increased sharply over the course of the second quarter, climbing 0.38% to 4.08% as of June 30, 2015. As a result of this sharp increase, refinancing activity slowed, especially in the latter half of the second quarter.
Yield spreads on Agency RMBS generally widened in the second quarter. The drop in mortgage rates that had occurred in the first quarter led to increased refinancings, and therefore increased Agency pool production, in the first half of the second quarter; this increased supply was then exacerbated by the reduced purchase activity of the Federal Reserve. Even though demand from banks, money managers, and foreign investors has remained strong, the demand could not keep up with the added supply. Given the recent increase in interest rates, we believe that the level of supply will likely decline in the coming quarters.

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

While in the first quarter specified pools had benefited from their prepayment protection features relative to their generic or TBA counterparts, this trend reversed in the second quarter as interest rates rose, and as a result TBA roll prices improved and pay-ups cheapened. Pay-ups are price premiums for specified pools relative to their TBA counterparts. In addition to cheapening on account of the fundamental decline in the value of prepayment protection, pay-ups cheapened further as a result of several technical factors, including an increase in prices for TBA rolls (giving TBAs an added carry advantage) and a general shift in sentiment away from prepayment protected assets. The weighted average market pay-up for our specified pools decreased to 0.81% as of June 30, 2015 from 1.12% as of March 31, 2015.
We took advantage of the volatility in pay-ups to harvest some gains early in the quarter, and then re-establish our exposure to pay-ups at cheaper levels later in the quarter. Our portfolio turnover for the quarter was 20% (as measured by sales and excluding paydowns), and we captured net realized gains of $1.4 million, excluding hedges.
Over the course of the second quarter, our interest rate hedges, which were largely concentrated in interest rate swaps and short TBA positions, generated gains that significantly offset net realized and unrealized losses from our long portfolio. We believe that there remains a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our risks using a variety of tools, including TBAs.
During the second quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of June 30, 2015, the weighted average coupon on our fixed rate specified pools was 3.97% as compared to 4.00% as of March 31, 2015. We also continued to be active in the reverse mortgage pool sector, adding to our holdings during the early part of the quarter. Our reverse mortgage pool purchase activity continued to be focused on new issue pools. Our Agency RMBS portfolio also includes a small allocation to Agency IOs, including Agency IOs on reverse mortgage pools, and we slightly increased our holdings of Agency IOs during the quarter.
We expect to continue to target specified pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) should create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, proprietary prepayment models, and extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of June 30, 2015, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3.8% as compared to 4.7%, as of March 31, 2015. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 6.4% and 7.7% as of June 30, 2015 and March 31, 2015, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
During the second quarter, as global fixed-income markets generally experienced a significant sell-off, the market for non-Agency RMBS held up relatively well compared to other sectors. More stable non-agency RMBS performed particularly well, as there continues to be little forced selling, available supply is dwindling as outstanding deals continue to amortize, and as domestic insurance companies continue to be attracted to the relatively high yields. On the fundamental side, modestly increasing home prices and overall improvements in mortgage delinquency and foreclosure rates continue to support non-Agency RMBS valuations. Notwithstanding the overall positive performance trend, we believe that careful loan-level analysis continues to be very important in security selection. As of June 30, 2015, our investment in non-Agency RMBS was $30.3 million as compared to $31.7 million as of March 31, 2015.
For the quarter ended June 30, 2015, net realized and change in net unrealized gains (losses) on our mortgage-backed securities were $(16.3) million, or $(1.78) per share. Our RMBS generally decreased in value during the second quarter as interest rates rose. Net realized and change in net unrealized gains (losses) on our derivatives were $9.4 million, or $1.03 per share, also resulting from the increase in interest rates over the quarter.
For the quarter ended June 30, 2015, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 2.92%, while our average cost of funds including interest rate swaps and U.S. Treasuries was 1.09%, resulting in a net interest margin for the quarter of 1.83%. In comparison, for the quarter ended March 31, 2015, the annualized weighted average yield of our Agency and non-Agency RMBS was 3.14%, while the average cost of funds including interest rate swaps and U.S. Treasuries was 0.93%, resulting in a net interest margin of 2.21%. The decrease in our portfolio yield was primarily a function of two factors. First, during the second quarter, we had a "Catch-up Premium Amortization Adjustment" in the amount of $0.4 million, which lowered our net interest income. Our interest income is subject to fluctuations based on adjustments to premium amortization as a result of changes in prepayments of our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The amount of this adjustment can vary significantly from quarter to quarter. During the second quarter, prepayment speeds on our Agency RMBS increased, reflecting the impact of the decline in mortgage rates that occurred in the first quarter. Excluding the Catch-up Premium Amortization Adjustment, our weighted average yield on our portfolio was 3.05% and our net interest margin was 1.96%. Second, yields on our held Agency RMBS portfolio, which are based on projections made as of the beginning of the quarter, declined on a quarter-over-quarter basis. Our cost of repo increased 0.03% to 0.39% for the second quarter, in part because the weighted average remaining maturity of our repo borrowings increased to 90 days as of June 30, 2015, up from 68 days as of March 31, 2015. During the second quarter we shifted our hedges slightly to be less concentrated in TBA short positions and more concentrated in interest rate swaps and short positions in U.S. Treasury securities, which increased our interest expense and therefore also our cost of funds. During the quarter ended March 31, 2015, the Catch-up Premium Amortization Adjustment also decreased interest income by approximately $0.4 million. Excluding this Catch-up Premium Amortization Adjustment, the weighted average yield on our portfolio for the quarter ended March 31, 2015 would have been 3.27% and our net interest margin would have been 2.34%.
After giving effect to a second quarter dividend of $0.55 per share, our book value per share was $17.18 as of June 30, 2015, a 3.0% decrease from our book value per share as of March 31, 2015 of $17.71. Our economic return on book value for the second quarter was 0.1%. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended June 30, 2015, Core Earnings was $5.2 million, or $0.57 per share, and for the quarter ended March 31, 2015, Core Earnings was $6.0 million, or $0.66 per share. Core Earnings is a non-GAAP financial measure. Compression in asset yields and the increase in our cost of funds were the principal drivers of our quarter over quarter decline in Core Earnings. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
Mortgage-backed securities
The following table summarizes our portfolio of mortgage-backed securities as of June 30, 2015 and March 31, 2015:

	June 30, 2015					March 31, 2015
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$157,422	$166,058	$105.49	$165,150	$104.91	$139,211	$148,363	$106.57	$146,231	$105.04
20-year fixed rate mortgages	9,250	9,934	107.39	9,776	105.69	9,505	10,311	108.48	10,064	105.88
30-year fixed rate mortgages	958,490	1,024,243	106.86	1,017,219	106.13	1,018,731	1,105,445	108.51	1,081,925	106.20
ARMs	38,594	40,997	106.23	40,976	106.17	39,458	42,057	106.59	42,056	106.58
Reverse mortgages	50,788	56,233	110.72	56,591	111.43	39,630	44,131	111.36	43,455	109.65
Total Agency RMBS	1,214,544	1,297,465	106.83	1,289,712	106.19	1,246,535	1,350,307	108.32	1,323,731	106.19
Non-Agency RMBS	44,386	30,288	68.24	28,612	64.46	46,310	31,710	68.47	29,644	64.01
Total RMBS(2)	1,258,930	1,327,753	105.47	1,318,324	104.72	1,292,845	1,382,017	106.90	1,353,375	104.68
Agency IOs	n/a	7,070	n/a	7,270	n/a	n/a	6,443	n/a	7,287	n/a
Total mortgage-backed securities		1,334,823		1,325,594			1,388,460		1,360,662
U.S. Treasury securities sold short	(51,380)	(51,184)	99.62	(51,931)	101.07	(61,950)	(62,848)	101.45	(62,747)	101.29
Reverse repurchase agreements	58,859	58,859	100.00	58,859	100.00	62,973	62,973	100.00	62,973	100.00
Total		$1,342,498		$1,332,522			$1,388,585		$1,360,888

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.346 billion and $1.309 billion for the three month periods ended June 30, 2015 and March 31, 2015, respectively.

Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of June 30, 2015 and March 31, 2015:

	June 30, 2015	March 31, 2015
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$48	$936
TBA securities sale contracts	858	53
Fixed payer interest rate swaps	3,635	175
Swaptions	—	315
Total financial derivatives–assets, at fair value:	4,541	1,479
Financial derivatives–liabilities, at fair value:
TBA securities sale contracts	(677)	(2,284)
Fixed payer interest rate swaps	(3,313)	(11,917)
Swaptions	(17)	—
Total financial derivatives–liabilities, at fair value:	(4,007)	(14,201)
Total	$534	$(12,722)
Interest Rate Swaps
The following tables provide details about our interest rate swaps as of June 30, 2015 and March 31, 2015:

	June 30, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(191)	0.80%	0.28%	1.28
2017	74,750	(676)	1.21	0.28	2.10
2018	71,529	(1)	1.11	0.28	2.79
2020	88,000	96	1.62	0.28	4.79
2022	27,700	8	2.04	0.28	6.82
2023	131,164	758	2.13	0.28	7.90
2024	12,900	(474)	2.73	0.28	8.95
2025	90,290	1,737	2.21	0.26	9.79
2043	29,089	(935)	3.06	0.28	27.90
Total	$573,422	$322	1.76%	0.28%	6.76

	March 31, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(189)	0.80%	0.26%	1.52
2017	74,750	(647)	1.21	0.26	2.35
2018	25,000	(48)	1.11	0.26	2.97
2020	63,000	(427)	1.62	0.26	5.01
2022	9,000	(169)	2.04	0.26	6.90
2023	139,350	(3,907)	2.17	0.26	8.15
2024	12,900	(926)	2.73	0.26	9.20
2025	30,080	(97)	2.03	0.26	9.85
2043	33,610	(5,332)	3.08	0.26	28.16
Total	$435,690	$(11,742)	1.79%	0.26%	7.34
Interest Rate Swaptions
The following table provides information about our swaptions as of June 30, 2015 and March 31, 2015:

June 30, 2015
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Straddle	$(17)	0.5	$9,700	10.0	3.00%

March 31, 2015
Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Straddle	$315	3.5	$9,700	10.0	3.00%
TBAs
The following table provides information about our TBAs as of June 30, 2015 and March 31, 2015:

	June 30, 2015				March 31, 2015
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$41,508	$41,433	$41,481	$48	$92,898	$94,607	$95,543	$936
	41,508	41,433	41,481	48	92,898	94,607	95,543	936
Sale contracts:
Assets	(214,926)	(230,900)	(230,042)	858	(72,260)	(76,568)	(76,515)	53
Liabilities	(313,059)	(330,828)	(331,505)	(677)	(529,475)	(565,990)	(568,274)	(2,284)
	(527,985)	(561,728)	(561,547)	181	(601,735)	(642,558)	(644,789)	(2,231)
Total TBA securities, net	$(486,477)	$(520,295)	$(520,066)	$229	$(508,837)	$(547,951)	$(549,246)	$(1,295)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended June 30, 2015 and March 31, 2015:

	Three Month Period Ended June 30, 2015
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(2,148)	$(1,366)	$(3,514)	$270	$11,794	$12,064
Swaptions		—	—		(333)	(333)
TBAs		(328)	(328)		1,525	1,525
Total	$(2,148)	$(1,694)	$(3,842)	$270	$12,986	$13,256

	Three Month Period Ended March 31, 2015
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Fixed payer interest rate swaps	$(707)	$(3,441)	$(4,148)	$(851)	$(6,383)	$(7,234)
Swaptions		—	—		237	237
TBAs		(4,595)	(4,595)		(97)	(97)
Total	$(707)	$(8,036)	$(8,743)	$(851)	$(6,243)	$(7,094)
Interest Rate Sensitivity
The following table summarizes, as of June 30, 2015, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$360	$(453)
Agency RMBS - Fixed Pools and IOs	25,979	(31,844)
TBAs	(8,249)	11,103
Non-Agency RMBS	358	(342)
Interest Rate Swaps	(17,220)	16,373
Swaptions	466	(419)
U.S. Treasury Securities	(1,641)	1,576
Repurchase and Reverse Repurchase Agreements	(1,320)	1,538
Total	$(1,267)	$(2,468)

(1)
Based on the market environment as of June 30, 2015. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of June 30, 2015 and March 31, 2015:

	June 30, 2015			March 31, 2015
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$172,255	0.36%	16	$412,648	0.34%	15
31-60 days	136,666	0.36	46	274,524	0.34	45
61-90 days	432,874	0.41	77	269,022	0.36	74
91-120 days	165,617	0.42	107	50,066	0.38	105
121-150 days	191,503	0.44	136	—	—	—
151-180 days	165,564	0.48	166	139,513	0.43	168
301-330 days	—	—	—	65,337	0.47	227
Total	$1,264,479	0.41%	90	$1,211,110	0.36%	68
As of June 30, 2015, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with eleven counterparties as of June 30, 2015 and were entirely related to Agency RMBS. The above figures are as of the respective quarter ends; over the course of the quarters ended June 30, 2015 and March 31, 2015 our average cost of repo was 0.39% and 0.36%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement, effective January 1, 2015). For the quarter ended June 30, 2015, our expense ratio, defined as management fees and operating expenses as a percentage of shareholders' equity, was 3.1% on an annualized basis.
Dividends
On June 16, 2015, our Board of Trustees declared a second quarter dividend of $0.55 per share, or $5.0 million, which was paid on July 27, 2015 to shareholders of record on June 30, 2015.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. To date, we have not repurchased any shares under the program.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and losses on mortgage-backed securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. We believe that Core Earnings provides information useful to investors because it is a metric that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. However, because Core Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended June 30, 2015 and March 31, 2015, our Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income, which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended June 30, 2015	Three Month Period Ended March 31, 2015
Net Income	$190	$3,677
Less:
Net realized gains on mortgage-backed securities	1,442	6,722
Net realized losses on financial derivatives, excluding periodic payments(1)	(1,694)	(8,036)
Change in net unrealized gains (losses) on mortgage-backed securities	(17,722)	5,186
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	12,986	(6,243)
Subtotal	(4,988)	(2,371)
Core Earnings	$5,178	$6,048
Weighted Average Shares Outstanding	9,149,274	9,149,274
Core Earnings Per Share	$0.57	$0.66

(1)
For the three month period ended June 30, 2015, represents Net realized gains (losses) on financial derivatives of $(3,842) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(2,148). For the three month period ended March 31, 2015, represents Net realized gains (losses) on financial derivatives of $(8,743) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(707).

(2)
For the three month period ended June 30, 2015, represents Change in net unrealized gains (losses) on financial derivatives of $13,256 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $270. For the three month period ended March 31, 2015, represents Change in net unrealized gains (losses) on financial derivatives of $(7,094) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(851).

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, August 5, 2015, to discuss our financial results for the quarter ended June 30, 2015. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 83806920. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, August 5, 2015, at approximately 2:00 p.m. Eastern Time through Wednesday, August 12, 2015 at approximately 12:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 83806920. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 12, 2015 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2015	March 31, 2015	June 30, 2015
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,841	$10,280	$20,121
Interest expense	(1,520)	(1,258)	(2,778)
Total net interest income	8,321	9,022	17,343
EXPENSES
Management fees	592	610	1,202
Professional fees	135	143	278
Other operating expenses	538	663	1,201
Total expenses	1,265	1,416	2,681
OTHER INCOME (LOSS)
Net realized gains on mortgage-backed securities	1,442	6,722	8,164
Net realized losses on financial derivatives	(3,842)	(8,743)	(12,585)
Change in net unrealized gains (losses) on mortgage-backed securities	(17,722)	5,186	(12,536)
Change in net unrealized gains (losses) on financial derivatives	13,256	(7,094)	6,162
Total other loss	(6,866)	(3,929)	(10,795)
NET INCOME	$190	$3,677	$3,867
NET INCOME PER COMMON SHARE:
Basic and Diluted	$0.02	$0.40	$0.42
WEIGHTED AVERAGE SHARES OUTSTANDING	9,149,274	9,149,274	9,149,274
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.55	$0.55	$1.10

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2015	March 31, 2015	December 31, 2014(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$43,978	$53,340	$45,237
Mortgage-backed securities, at fair value	1,334,823	1,388,460	1,393,303
Due from brokers	26,145	28,740	18,531
Financial derivatives–assets, at fair value	4,541	1,479	3,072
Reverse repurchase agreements	58,859	62,973	13,987
Receivable for securities sold	45,045	36,649	41,834
Interest receivable	4,522	4,451	4,793
Other assets	536	610	317
Total Assets	$1,518,449	$1,576,702	$1,521,074
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,264,479	$1,211,110	$1,323,080
Payable for securities purchased	32,504	117,493	4,227
Due to brokers	1,503	1,609	583
Financial derivatives–liabilities, at fair value	4,007	14,201	8,700
U.S. Treasury securities sold short, at fair value	51,184	62,848	13,959
Dividend payable	5,032	5,032	5,032
Accrued expenses	709	908	890
Management fee payable	592	610	551
Interest payable	1,211	851	687
Total Liabilities	1,361,221	1,414,662	1,357,709
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,149,274, 9,149,274, and 9,149,274 shares issued and outstanding, respectively)	91	91	91
Additional paid-in-capital	181,342	181,312	181,282
Accumulated deficit	(24,205)	(19,363)	(18,008)
Total Shareholders' Equity	157,228	162,040	163,365
Total Liabilities and Shareholders' Equity	$1,518,449	$1,576,702	$1,521,074
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$17.18	$17.71	$17.86

(1)	Derived from audited financial statements as of December 31, 2014.